First Amendment to

Amended and Restated Investment Subadvisory Agreement

First Amendment to the Investment Subadvisory Agreement dated January 2, 2014 and amended and restated effective as of August 16, 2016 (the “Agreement”) made between GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC (the “Advisor”), an Indiana limited liability corporation registered as an investment advisor under the Investment Advisors Act of 1940 and MILLIMAN FINANCIAL RISK MANAGEMENT LLC (the “Subadvisor”), a Delaware limited liability company.   Capitalized terms used herein and not otherwise defined shall have the definition set out in the Agreement.

In accordance with Section 5 of the Agreement, the parties hereby amend the Agreement as follows, effective [August 10, 2017]:

1. Section 4 of the Agreement is deleted and replaced in its entirety with the following:

4.                                      Compensation. The Advisor will pay to the Subadvisor as compensation for the Subadvisor’s services rendered pursuant to this Agreement an annual Subadvisory fee as specified in Schedule A to this Agreement. Such fees shall be paid by the Advisor (and not by the Fund/Trust). Such fees shall be computed daily and paid quarterly in arrears.. For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Schedules may be amended from time to time, in writing agreed to by the Advisor and the Subadvisor, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation/Declaration of Trust and Bylaws of the Fund/Trust. Any change in the Schedule pertaining to any new or existing series of the Fund/Trust shall not be deemed to affect the interest of any other series of the Fund/Trust and shall not require the approval of shareholders of any other series of the Fund/Trust.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective upon the date above.

Global Atlantic Investment Advisors, LLC
By its authorized officer,

By:	/s/ Eric D. Todd
Name:	Eric D. Todd
Title:	President

Milliman Financial Risk Management LLC
By its authorized officer,

By:	/s/ Sam Nandi
Name:	Sam Nandi
Title:	Principal and Consulting Actuary